Exhibit 99.1
Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800
LOOPNET, INC. ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS
Year over Year Revenue Growth of 46% — Adjusted EBITDA Growth of 46%

SAN FRANCISCO, CALIF. — July 25, 2007 — LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the second quarter ended June 30, 2007.
Revenue for the second quarter of 2007 was $17.0 million, an increase of 46% from $11.6 million in the second quarter of 2006. Net income for the second quarter of 2007 was $5.1 million or $0.13 per diluted share, compared to $3.4 million or $0.09 per diluted share in the second quarter of 2006.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization and stock-based compensation) for the second quarter of 2007 was $8.2 million, an increase of 46% from $5.7 million in the second quarter of 2006. The Company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
“We are very pleased with the ongoing progress that we made serving our customers and growing our business during the second quarter,” said Richard Boyle, CEO and President of LoopNet, Inc. “We continued to grow the activity and liquidity of the LoopNet marketplace, providing increasing value to our members as we do so.”
The number of LoopNet registered members, which includes both basic and premium members, grew to 2,224,464 during the second quarter of 2007, a 56% increase over the second quarter of 2006. The number of LoopNet premium members increased to 88,451, a 24% increase over the second quarter of 2006. The average monthly price of premium membership increased to $51.33, a 13% increase over the second quarter of 2006. There were over 518,000 total commercial real estate listings active on the LoopNet marketplace as of the end of the second quarter, a 30% increase over the second quarter of 2006. In addition, there were 39 million profile views of listings on the LoopNet marketplace during the quarter, a 14% increase over the second quarter of 2006. Average monthly unique visitors during the second quarter of 2007, as reported by comScore Media Metrix, were approximately 950,000, a 10% increase over the second quarter of 2006.
Balance Sheet and Liquidity
As of June 30, 2007, LoopNet had $105 million of cash, cash equivalents and short-term investments and no debt.
2007 Outlook
Based on current visibility, the Company expects revenue for the quarter ending September 30, 2007 to be in the range of $17.6 to $17.8 million, Adjusted EBITDA to be in the range of $8.1 to $8.3 million and net income to be in the range of $0.11 to $0.12 per diluted share, assuming stock-based compensation of approximately $0.02 per share (net of tax benefit) and an effective tax rate of approximately 40.5%. The Company expects revenue for the full year of 2007 to be in the range of $67.8 to $68.5 million, Adjusted EBITDA to be in the range of $31.8 to $32.4 million and net income to be in the range of $0.45 to $0.47 per diluted share, assuming stock-based compensation of approximately $0.06 per share (net of tax benefit) and an effective tax rate of approximately 40.5%.
Conference Call Information
LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PDT, 4:30 p.m. EDT, today. To participate in the conference call, please dial 800-289-0544 if you are calling from within the United States or 913-981-5533 if you are calling from outside the United States. Investors may also listen to a live web cast of the conference call on the investor relations section of our website at investor.LoopNet.com/events.cfm. For investors unable to participate in the live conference call, an audio replay will be available until Monday, July 30, 2007 at 8:59 p.m. PDT. To access the audio replay, dial 888-203-1112 within the United States or 719-457-0820 internationally and enter confirmation code 7848102. A web cast replay of the call will be available on the investor relations section of our website at investor.LoopNet.com/events.cfm approximately two hours after the conclusion of the call and will remain available for 30 calendar days.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com,

enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	June 30,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$85,790	$72,439
Short-term investments	3,238	32,738
Accounts receivable, net of allowance of $57 and $35, respectively	1,138	1,538
Prepaid expenses and other current assets	1,518	2,116
Deferred income taxes	402	402

Total current assets	92,086	109,233

Property and equipment, net	1,020	1,858
Goodwill	2,417	2,417
Intangibles, net	1,312	1,260
Deferred income taxes	3,083	3,544
Deposits and other noncurrent assets	287	1,159

Total assets	$100,205	$119,471

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$169	$692
Accrued compensation and benefits	2,200	1,721
Accrued liabilities	864	811
Deferred revenue	6,969	8,951

Total current liabilities	10,202	12,175

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 37,897,114 and 38,736,994 shares issued and outstanding at December 31, 2006 and June 30, 2007, respectively	38	39
Additional paid in capital	97,072	104,723
Other comprehensive loss	(31)	(38)
Retained earnings (deficit)	(7,076)	2,572

Total stockholders’ equity	90,003	107,296

Total liabilities and stockholders’ equity	$100,205	$119,471

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007

Revenues	$11,631	$17,022	$21,857	$32,537
Cost of revenue (1)	1,366	1,874	2,594	3,654

Gross margin	10,265	15,148	19,263	28,883

Operating Expenses (1):
Sales and marketing	2,183	3,577	4,132	6,836
Technology and product development	1,032	1,569	1,992	2,919
General and administrative	1,751	2,849	3,229	5,419

Total operating expenses	4,966	7,995	9,353	15,174

Income from operations	5,299	7,153	9,910	13,709

Interest and other income, net	465	1,313	717	2,506

Income before tax	5,764	8,466	10,627	16,215

Income tax expense	2,321	3,367	4,219	6,567

Net Income	$3,443	$5,099	$6,408	$9,648

Net income per share
Basic	$0.09	$0.13	$0.17	$0.25

Diluted	$0.09	$0.13	$0.17	$0.24

Weighted average diluted shares	37,608	40,682	36,938	40,584

(1)	Stock-based compensation is allocated as follows:

Cost of revenue	$24	$94	$32	$161
Sales and marketing	87	351	138	589
Technology and product development	32	150	53	241
General and administrative	56	280	89	439

Total	$199	$875	$312	$1,430

	Three months ended June 30,		Six months ended June 30,
Reconciliation of GAAP Net Income to Non-GAAP Measures	2006	2007	2006	2007

Net Income	$3,443	$5,099	$6,408	$9,648

Add back (deduct):
Income tax expense	2,321	3,367	4,219	6,567
Depreciation and amortization	152	219	301	397
Interest and other income, net	(465)	(1,313)	(717)	(2,506)
Stock-based compensation	199	875	312	1,430

Adjusted EBITDA	$5,650	$8,247	$10,523	$15,536

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months ended June 30,
	2006	2007

Cash flows from operating activities:
Net income	$6,408	$9,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	301	397
Stock-based compensation	312	1,430
Net loss (gain) on disposal of assets	3	(2)
Deferred income tax	2,648	(461)
Changes in operating assets and liabilities:
Accounts receivable	(231)	(400)
Prepaid expenses and other assets	(278)	(711)
Income taxes payable	1,191	—
Accounts payable	157	523
Accrued expenses and other current liabilities	463	(53)
Accrued compensation and benefits	(1)	(479)
Deferred revenue	1,486	1,982

Net cash provided by operating activities	12,459	11,874

Cash flows from investing activities:
Proceeds from the sale of assets	—	2
Purchase of property and equipment	(330)	(1,173)
Purchase of investments	—	(30,276)

Net cash used in investing activities	(330)	(31,447)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs paid	42,309	—
Net proceeds from exercise of stock options	32	1,033
Net proceeds from exercise of preferred warrants	449	—
Net proceeds from payment of note receivable on options exercised and restricted stock purchased	456	—
Tax benefits from exercise of stock options	—	5,189

Net cash provided by financing activities	43,246	6,222

Net increase in cash and cash equivalents	55,375	(13,351)

Cash and cash equivalents at beginning of period	18,765	85,790

Cash and cash equivalents at end of period	$74,140	$72,439